UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 6, 2017
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events.

Arch Capital Group Ltd. (“ACGL”), together with its co-sponsor Kelso & Co. ("Kelso"), today launched Premia Reinsurance Ltd., a newly-formed multi-line Bermuda reinsurance company (“Premia Re”). Premia Re is a Class 4 insurer licensed by the Bermuda Monetary Authority. Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market.
The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consists of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Reinsurance Ltd. (“ARL”) and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired approximately 25% of Premia’s common equity as well as warrants to purchase additional common equity. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. ARL will provide a 25% whole account quota share reinsurance treaty on business written by Premia Re, and another subsidiary of ACGL will provide certain administrative and support services to Premia, in each case for a specified period of time.
William O’Farrell and Scott Maries were named Chief Executive Officer and Chief Financial Officer, respectively, of Premia. In August 2016, Mr. O’Farrell joined Arch Capital Group (U.S.) Inc. to spearhead the formation of Premia Re, and prior to that was the Chief Reinsurance Officer at Chubb Ltd. (formerly ACE Limited). Nicolas Papadopoulo, CEO of ACGL’s Reinsurance Group, and Maamoun Rajeh, CEO of ARL, were appointed to the seven person board of directors of Premia.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: January 9, 2017	By:	/s/ Mark D. Lyons
		Name:	Mark D. Lyons
		Title:	Chief Financial Officer, Executive Vice President and Treasurer